Exhibit 99.1

FOR IMMEDIATE RELEASE

VETERAN REAL ESTATE EXECUTIVE RICHARD KINCAID APPOINTED

CHAIRMAN OF THE BOARD OF DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND

DENVER—September 10, 2012—Dividend Capital Diversified Property Fund Inc. (“DPF” or “the Company”) announced today that Richard D. Kincaid, an experienced leader in the commercial real estate industry, has been appointed Chairman of the Company’s Board of Directors. DPF co-founder and former Chairman John Blumberg remains a member of the Board of Directors and Chairman of the Company’s investment committee.

Kincaid, age 50, joins DPF’s Board after establishing an industry-wide reputation as a talented real estate investor, innovator, and visionary and proving his ability to build an industry-leading business and sell it for a premium at the top of the market. Working with commercial real estate investing icon Sam Zell for more than 16 years, Kincaid guided Zell’s Equity Office Properties Trust (formerly NYSE: EOP) as its President and CEO until the trust was acquired by Blackstone Group for $39 billion in 2007. At the time of the sale to Blackstone, Equity Office was the largest publicly held office building owner and manager in the United States, owning approximately 580 buildings representing 108.6 million square feet in 24 geographic markets. Equity Office was sold at $55.50 per share, a 31% premium to the trading price prior to the announcement of the sale.

Prior to being named CEO, Kincaid served as Equity Office’s Chief Operating Officer and Chief Financial Officer and facilitated nearly $17 billion in commercial real estate acquisitions, while developing the sophisticated financial, technological, and operating infrastructure that contributed to Equity Office’s growth. Prior to joining Equity Office, Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc., where he oversaw debt financing for the public and private owners of real estate controlled by Zell. During his tenure at Equity Group Investments and Equity Office, Kincaid supervised more than $11 billion in financing transactions. Previously, he held positions at Barclays Bank PLC and The First National Bank of Chicago.

“We are confident that Richard’s leadership will benefit the Company, and we are pleased to have an executive of his caliber leading our Board,” said Blumberg. “With his background and track record,

Diversified Property Fund  ¿   518 17th Street 17th Floor  ¿  Denver, Colorado 80202

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Richard brings significant experience to the Company and shares our strong belief in DPF’s corporate strategy and portfolio of high-quality holdings.”

As Chairman, Kincaid will provide valuable capital markets expertise, years of experience in investing in office properties, and strategic insight for DPF’s leadership team, including investment and financing strategies for the portfolio.

“DPF’s management team has acquired a diversified, institutional-quality portfolio of office, retail, and industrial assets, and the Company’s fundamental real estate operations are strong,” Kincaid said. “I look forward to working with the DPF management team and Board of Directors on corporate growth initiatives, portfolio management, and investment strategies and tactics.”

Kincaid also serves on the boards of Rayonier Inc. (NYSE: RYN), Vail Resorts (NYSE: MTN), and Strategic Hotels and Resorts (NYSE: BEE), and is the founder and president of the BeCause Foundation. He received a master’s degree in business administration from the University of Texas and a bachelor’s degree from Wichita State University.

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About Dividend Capital Diversified Property Fund

Dividend Capital Diversified Property Fund is a daily NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. As of June 30, 2012, the company owned 95 operating properties totaling approximately 19.5 million net rentable square feet in 30 geographic markets. More information is available at www.dividendcapitaldiversified.com.

This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Contact

Jane Ingalls

Artemis Communications

(303) 370-7075

jane@artemiscollaborative.com